Exhibit 10.1

CREDIT, SECURITY AND GUARANTY AGREEMENT,
dated as of September 1, 2016,
by and among

ALPHATEC HOLDINGS, INC.
and
ALPHATEC SPINE, INC.,
each as a Borrower, and collectively as Borrowers,
the other Credit Parties party hereto,
and
GLOBUS MEDICAL, INC.,
as Lender

CREDIT, SECURITY AND GUARANTY AGREEMENT
THIS CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of September 1, 2016, by and among ALPHATEC HOLDINGS, INC., a Delaware corporation, ALPHATEC SPINE, INC., a California corporation, and each additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively as “Borrowers”), the other Credit Parties listed on the signature pages hereof, and GLOBUS MEDICAL, INC., a Delaware corporation, individually as Lender.
RECITALS
WHEREAS, in connection with the continued working capital and other needs of Borrowers and the other Credit Parties, Borrowers and the other Credit Parties have requested, among other things, that Lender make available to Borrowers a new term loan facility in the original principal amount of Thirty Million Dollars ($30,000,000); and
WHEREAS, Lender has agreed to the request of Borrowers and the other Credit Parties on the terms and conditions set forth herein and in the other Financing Documents.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1 - DEFINITIONS
Section 1.1    Certain Defined Terms. The following terms have the following meanings:
“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Lender has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2 and/or (b)  pursuant to either Section 10.1(e) and/or Section 10.1(f).
“Additional Term Loan Tranche” has the meaning set forth in Section 2.1(a).
“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to Lender, Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Financing Documents” means any credit, loan, letter of credit or related documents which are, by their terms and by the terms of this Agreement, cross-defaulted with the Financing Documents, and for which a Credit Party hereunder is liable or contingently liable for payment or as security for which a Credit Party hereunder has pledged, assigned or subjected any assets to Lender.
“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.
“Applicable Margin” means, (a) from the Closing Date through and including September 1, 2018, eight percent (8.00%) and (b) thereafter, thirteen percent (13.00%).
“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the

London interbank market on or about 11:00 a.m. (Eastern time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.
“Base Rate” means the per annum rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Lender may, upon prior written notice to Borrower Representative, choose a reasonably comparable index or source to use as the basis for the Base Rate.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.
“Borrower” and “Borrowers” mean the entities described in the first paragraph of this Agreement and each of their successors and permitted assigns.
“Borrower Representative” means Holdings, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9.
“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
“Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of any Borrower (or other securities convertible into such voting stock) representing 40% or more of the combined voting power of all voting stock of any Borrower; or (b) Holdings ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries; or (c) any “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to Debt of or equity in such Person. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.
“Closing Date” means the date of this Agreement.
“Closing Date Term Loan Tranche” has the meaning set forth in Section 2.1(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Lender pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.
“Commitment Annex” means Annex A to this Agreement.
“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrowers, appropriately completed and substantially in the form of Exhibit B hereto.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing;

(c) [reserved]; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Credit Party to Lender, in form and substance satisfactory to Lender, as amended and in effect from time to time.
“Credit Exposure” means, at any time, any portion of the Term Loan Commitment that remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.
“Credit Party” means any Guarantor hereunder or under any other Guarantee of the Obligations or any part thereof, any Borrower and any other Person (other than Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document and “Credit Parties” means all such Persons, collectively; provided that no Subsidiary of Holdings as of the Closing Date incorporated or organized under the laws of any jurisdiction other than the United States or any other political subdivision thereof shall be required to become a Credit Party.
“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) obligations arising under non-compete agreements, and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Term Loans.
“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.
“Dollars” or “$” means the lawful currency of the United States.
“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Event of Default” has the meaning set forth in Section 10.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.8(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and related governmental directives or implementing legislation) entered into with respect thereto.
“FDA” means the U.S. Food and Drug Administration.
“Financing Documents” means this Agreement, any Note, the Security Documents, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other certificates, documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Fiscal Quarter” means each three fiscal month period ending on March 31, June 30, September 30 or December 31.
“Foreign Lender” has the meaning set forth in Section 2.8(d)(ii).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are applicable to the circumstances as of the date of determination.
“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, this Agreement as a Guarantor or any Guarantee of any portion of the Obligations; provided that no Subsidiary of Holdings as of the Closing Date incorporated or organized under the laws of any jurisdiction other than the United States or any other political subdivision thereof shall be required to become a Guarantor. As of the Closing Date, each of the Persons listed on Exhibit A attached hereto and made a part hereof are Guarantors.
“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCBs”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.
“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale, distribution procurement, development, manufacture, production, analysis, dispensing, importation, exportation, use, handling, quality, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act and similar state and foreign laws, controlled substances laws, pharmacy laws, or consumer product safety laws, and all Laws pertaining to patient healthcare, patient healthcare information, rate setting, equipment, personnel, operating policies, fee splitting, or the like, as such Laws may be amended from time to time.
“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries, and/or (b) issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Borrower.
“Healthpoint” has the meaning set forth in Section 5.15.
“Holdings” means Alphatec Holdings, Inc., a Delaware corporation.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Financing Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Instrument” means “instrument”, as defined in Article 9 of the UCC.
“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.
“Lender” means Globus Medical, Inc., a Delaware corporation.
“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a)  one and one-half percent (1.5%), and (b) the rate determined by Lender (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan Account” has the meaning set forth in Section 2.6(b).
“Loan(s)” means the Term Loans and every advance under the Term Loan, or any combination of the foregoing, as the context may require. All references herein to the “making” of a Loan or words of similar import shall mean the making of any advance in respect of a Term Loan.
“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of any of the Credit Parties, (ii) the rights and remedies of Lender under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted in any Financing Document, (v) the value of any material Collateral, or (vi) the use or scope of any Healthcare Permits.
“Material Contracts” has the meaning set forth in Section 3.17.
“Maximum Lawful Rate” has the meaning set forth in Section 2.7.
“MidCap” means, collectively, MidCap Financial, LLC, MidCap Funding IV, LLC, and their permitted successors and assigns as “Lenders” or as “Agent” under the MidCap Facility Agreement.
“MidCap Debt” means Debt incurred pursuant to and in accordance with the terms of the MidCap Facility Agreement or any partial or complete refinancing or replacement thereof in a principal amount not to exceed $[***].
“MidCap Facility Agreement” means: (a) that certain Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 30, 2013, as amended prior to and as of the date hereof, among Holdings, MidCap and the other parties party thereto and without giving effect to any further amendment, supplement, restatement or other modification thereto other than those made in accordance with the terms of this Agreement and (b) the ancillary agreements and documents, other than any warrants issued in connection therewith, entered into by Holdings, the other parties party thereto and MidCap in connection therewith, in each case, true and complete copies of which have been provided to Lender.
“MidCap Intercreditor Agreement” means that certain Intercreditor Agreement between Lender and any agent or lender with respect to the MidCap Debt, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Note” has the meaning set forth in Section 2.3.
“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.
“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operative Documents” means the Financing Documents, MidCap Facility Agreement, Subordinated Debt Documents, and any documents effecting any purchase or sale or other transaction that is closing contemporaneously with the closing of the financing under this Agreement on the Closing Date.
“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).
“Orthotec Litigation” means litigation matters in connection with, arising from, or related to Orthotec, LLC for which the Borrowers or their Subsidiaries face potential exposure (monetary or otherwise).
“Orthotec Forbearance Agreement” has the meaning set forth in Section 5.15.
“Orthotec Settlement Agreement” has the meaning set forth in Section 5.15.
“Orthotec Settlement Payments” means, collectively, all amounts paid or transferred (including cash, cash equivalents, assets and/or services) on or after the date hereof by or on behalf of the Credit Parties and/or their respective Subsidiaries in connection with any Orthotec, LLC matter (including the Orthotec Litigation).
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“OUS Disposition” means the transactions contemplated by the OUS Purchase Agreement.
“OUS Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of July 25, 2016, by and among Globus Medical Ireland, Ltd. and Alphatec Holdings, Inc.
“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Credit Party to Lender, in form and substance satisfactory to Lender, as amended and in effect from time to time.
“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Lender under the Financing Documents shall be made, or such other account as Lender shall from time to time specify by notice to Borrower Representative.
“Payment Notification” means a written notification substantially in the form of Exhibit E hereto.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

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“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.
“Permitted Asset Dispositions” means the following Asset Dispositions, provided, however, that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition: (a) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale, (b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Borrower or Subsidiary determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries, and (c) the non-exclusive license of patent rights granted to third parties in the Ordinary Course of Business for fair value consideration that does not result in a legal transfer of title to the licensed property.
“Permitted Contest” means, with respect to any Tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any Governmental Authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Lender of a Borrower’s or its Subsidiary’s intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) [reserved]; and (f) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.
“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $[***] in the aggregate at any time outstanding; (e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Lender mortgagee title insurance policies; (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; and (g) other Contingent Obligations not permitted by clauses (a) through (f) above, not to exceed $[***] in the aggregate at any time outstanding.
“Permitted Debt” means: (a) Borrowers’ and its Subsidiaries’ Debt to Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt (other than purchase money Debt existing on the date of this Agreement and described on Schedule 5.1) not to exceed $[***] at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms); (e) the MidCap Debt; (f) Debt in the form of insurance premiums financed through the applicable insurance company; (g) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (h) Subordinated Debt; and (i) Permitted Intercompany Advances.
“Permitted Distributions” means: (a) dividends or other distributions by any Subsidiary of any Borrower to such parent Borrower; and (b) any repayments of or debt service on any Permitted Intercompany Advances described in clause (a), (b) or (d) of the definition thereof.
“Permitted Intercompany Advances” means loans, guarantees or other Investments made by (a) a Credit Party to another Credit Party, (b) a Subsidiary of Holdings that is not a Credit Party to another Subsidiary of Holdings that is not a Credit Party, (c) a Subsidiary of Holdings that is not a Credit Party to a Credit Party so long as such loan, guaranty or other Investment is subordinated in right of payment to the Obligations on terms and conditions acceptable to Lender, and (d) a Credit Party to a Subsidiary of Holdings that is not a Credit Party so long as the aggregate amount of all such loans, guarantees and Investments outstanding under this clause (d) does not exceed $[***] (or such greater amount as Agent may agree in its reasonable discretion) per individual transaction, or $[***] in the aggregate.
“Permitted Investments” means: (a) Investments shown on Schedule 5.7 and existing on the Closing Date; (b) cash and cash equivalents; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, but the aggregate of all such loans outstanding may not

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exceed $[***] at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary; (g) Investments consisting of deposit accounts; (h) Investments by any Borrower in any other Borrower made in compliance with Section 4.11(c); (i) Investments constituting Permitted Intercompany Advances; (j) Investments consisting of accounts receivables from Affiliates resulting from the sale of inventory to such Affiliates in the Ordinary Course of Business, so long as such sales are otherwise permitted pursuant to clause (y) of Section 5.8; (k) other Investments in an amount not exceeding $[***] in the aggregate and (l) “Permitted Investments” as defined in the MidCap Facility Agreement.
“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral, for sums not exceeding $[***] in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) [reserved]; (g) Liens and encumbrances in favor of Lender under the Financing Documents; (h) Liens on Collateral existing on the date hereof and set forth on Schedule 5.2; (i) any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; (j) [reserved], (k) Liens and encumbrances in favor of the holders of the Affiliated Financing Documents and (l) Liens and encumbrances securing the MidCap Debt.
“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Lender within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Lender and fully disclosed to Lender within thirty (30) days after such amendments or modifications have become effective.
“Permitted Transfers” means, with respect to Holdings only, the collective reference to one or more transfers, via a sale and not by pledge or hypothecation, which, in the aggregate during the term of this Agreement, result in a transfer of legal or beneficial ownership or control of up to 20% of the direct or indirect ownership or voting interests in the Borrowers or any Guarantor to a Person, (a) that is purchasing such ownership interest in a public offering registered with the SEC, or (b) other than a Blocked Person, that is (i) a venture capital investor so long as Borrowers have given Lender at least fifteen (15) days prior written notice of the identity of the assignees, together with such information as Lender shall deem necessary to confirm that such assignee is not a Blocked Person or (ii) at the time of such transfer, already a holder of direct or indirect ownership or voting interests in the Borrowers.
“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, by Holdings in favor of Lender, as amended, restated, modified or otherwise supplemented from time to time.
“Promissory Note” means any promissory note (as such term is defined in the UCC) which evidences any loan, guarantee or other Investment described in clause (d) of the definition of Permitted Intercompany Advances.
“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Borrower acceptable to Lender.
“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries

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or other fees or compensation to any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower (other than (i) payments of salaries and other employee benefits to individuals, (ii) directors fees, (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business and (iv) the issuance of stock options or restricted stock to employees and board members so long as such Borrower or Subsidiary, as applicable, is not required to redeem any such stock before the Termination Date), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other Debt.
“Revolving Loan Availability” has the meaning set forth in the MidCap Facility Agreement (or in any replacement revolving loan facility entered into by Borrowers).
“SEC” means the United States Securities and Exchange Commission.
“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.
“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Lender, among Lender, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Lender shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.
“Security Document” means this Agreement, any Securities Account Control Agreement, any Patent Security Agreement, any Trademark Security Agreement, any Copyright Security Agreement, the Pledge Agreement and any other agreement, certificate, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Lender for its own benefit, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
“Spine” means Alphatec Spine, Inc., a California corporation.
“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Lender, all of which documents must be in form and substance acceptable to Lender in its sole discretion. As of the Closing Date, there is no Subordinated Debt.
“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Lender in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.
“Subordination Agreement” means each agreement between Lender and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Lender in the exercise of its sole discretion.
“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.
“Supply Agreement” means that certain Product Manufacture and Supply Agreement, dated as of September 1, 2016, by and between Alphatec Holdings, Inc. and Globus Medical Ireland, Ltd.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning set forth in Section 2.1(a).
“Term Loan Borrowing” means a borrowing of a Term Loan.
“Term Loan Commitment” means Thirty Million Dollars ($30,000,000.00).
“Termination Date” means the earlier to occur of (a) September 1, 2021, (b) any date on which Lender accelerates the maturity of the Term Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.
“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Credit Party to Lender, in form and substance satisfactory to the Lender, as amended and in effect from time to time.
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“United States” means the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.8(d).
Section 1.2    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Lender on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Borrowers shall provide to Lender financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.
Section 1.3    Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.
Section 1.4    Time is of the Essence. Time is of the essence in each Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 1.5     Intercreditor Agreement. Notwithstanding anything herein to the contrary, the terms of this Agreement and the exercise of any right or remedy by Lender hereunder or under any Financing Document with respect to the liens and security interest granted Lender pursuant to this Agreement, is subject to the provisions of the MidCap Intercreditor Agreement. In the event of any conflict between the terms of the MidCap Intercreditor Agreement and this Agreement with respect to the exercise of rights and remedies or the priority of the security interests granted to the Agent herein, the terms of the MidCap Intercreditor Agreement shall govern and control.
ARTICLE 2 - LOANS
Section 2.1    Term Loans.
(a)Term Loan Amounts. On the terms and subject to the conditions set forth herein, Lender hereby agrees to make to Borrowers a term loan in an aggregate original principal amount equal to the Term Loan Commitment (“Term Loan”). No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. The Term Loan shall be available in three (3) tranches. The first tranche (the “Closing Date Term Loan Tranche”) in an amount equal to Twenty Five Million Dollars ($25,000,000.00) shall be advanced on the Closing Date. The second and third tranches, which shall be in aggregate amounts determined by the Borrowers, may be advanced in up to two additional draws as requested by Borrowers at any time prior to December 31, 2017 (each, an “Additional Term Loan Tranche” and collectively, the “Additional Term Loan Tranches”); provided that (i) each Additional Term Loan Tranche shall be in an aggregate amount of no less than Two Million Dollars ($2,000,000.00) and (ii) the Borrower Representative shall provide at least 30 days’ (or such shorter period as Lender may agree in its sole discretion) prior notice to Lender of any requested funding of any Additional Term Loan Tranche.
(b)Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.
(i)There shall become due and payable, and Borrowers shall repay the Closing Date Term Loan Tranche through, scheduled payments as set forth on Schedule 2.1 attached hereto. Notwithstanding the payment schedule set forth above, the outstanding principal amount of the Closing Date Term Loan Tranche shall become immediately due and payable in full on the Termination Date. Upon the making of the Additional Term Loan Tranches, each scheduled payment commencing with the later of (x) first full Fiscal Quarter after the date that such Additional Term Loan Tranche is funded hereunder and (y) the first scheduled payment set forth on Schedule 2.1 attached hereto shall be increased by an amount equal to 3.3% of the original principal amount of such Additional Term Loan Tranche advanced to Borrowers; provided, further that the outstanding principal balance of the Additional Term Loan Tranche shall be repayable in full on the Termination Date.
(ii)Subject to the provisions of the MidCap Intercreditor Agreement, there shall become due and payable and Borrowers shall prepay the Term Loan in the following amounts and at the following times:
(A)Unless Lender shall otherwise consent in writing, on the date on which any Credit Party (or Lender as loss payee or assignee) receives any casualty proceeds in excess of $25,000 with respect to assets upon which Lender maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Lender shall elect to apply to the Obligations;
(B)an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Term Loans by Lender as provided for in Section 2.7;
(C)unless Lender shall otherwise consent in writing, upon receipt by any Credit Party of the proceeds of any Asset Disposition (other than Permitted Asset Dispositions), an amount equal to one hundred percent (100%) of the net cash proceeds of such Asset Disposition (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering such asset), or such lesser portion as Lender shall elect to apply to the Obligations; and
(D)unless Lender shall otherwise consent in writing, upon receipt by any Credit Party of any extraordinary receipts or the proceeds from the incurrence of Debt (other than Permitted Debt) or issuance and sale of any Debt or equity securities, an amount equal to one hundred percent (100%) of such extraordinary receipts, or such lesser portion as Lender shall elect to apply to the Obligations.

Notwithstanding the foregoing and so long as no Event of Default or Default then exists: (1) any such casualty proceeds in excess of $250,000 (other than with respect to Inventory and any real property, unless Lender shall otherwise elect) may be used by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to replace or repair any assets in respect of which such proceeds were paid so long as (x) prior to the receipt of such proceeds, Borrowers have delivered to Lender a reinvestment plan detailing such replacement or repair acceptable to Lender in its reasonable discretion and (y) such proceeds are deposited into an account with Lender promptly upon receipt by such Borrower; and (2) proceeds of personal property asset dispositions (other than Permitted Asset Dispositions) may be used by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to purchase new or replacement assets of comparable value, provided, however, that such proceeds are deposited into an account with Lender promptly upon receipt by such Borrower. All sums held by Lender pending reinvestment as described in subsections (1) and (2) above shall be deemed additional collateral for the Obligations and such sums may be commingled with the general funds of Lender.
(iii)Borrowers may from time to time, with at least two (2) Business Days prior delivery to Lender of an appropriately completed Payment Notification, prepay the Term Loan in whole or in part; provided, however, that each such prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000 and shall be accompanied by any prepayment fees required hereunder.
(c)All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Lender to the Obligations in inverse order of maturity. The monthly payments required under Schedule 2.1 shall continue in the same amount (for so long as the Term Loan and/or (if applicable) any advance thereunder shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the Term Loan.
(d)LIBOR Rate.
(i)Except as provided in subsection (iii) below, the Term Loan shall accrue interest at the LIBOR Rate plus the Applicable Margin.
(ii)The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in Tax laws that would subject any Lender to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, Lender shall give Borrowers notice of such a determination and adjustment and, upon its receipt of notice from Lender, Borrowers may, by notice to Lender (I) require Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Term Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.
(iii)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to maintain Loans bearing interest based upon the LIBOR Rate or to continue such maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrowers, (I) in the case of the pro rata share of the Term Loan held by Lender and then outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such portion of the Term Loan, and interest upon such portion thereafter shall accrue interest at the Base Rate plus the Applicable Margin, and (II) such portion of the Term Loan shall continue to accrue interest at the Base Rate plus the Applicable Margin until Lender determines that it would no longer be unlawful or impractical to maintain such Term Loan at the LIBOR Rate.

(iv)Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.
Section 2.2    Interest, Interest Calculations and Certain Fees.
(a)Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Term Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Term Loan shall be subject to a six (6) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Lender.
(b)[Reserved].
(c)[Reserved].
(d)Audit Fees. Borrowers shall pay to Lender all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Lender shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Lender of a written request for payment thereof to Borrowers.
(e)Wire Fees. Borrowers shall pay to Lender on written demand, fees incurred for incoming and outgoing wires made for the account of Borrowers, which such fees will be in an amount equal to the expenses incurred by Lender in making any such wire.
(f)Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Lender, promptly shall pay to Lender as additional compensation to Lender in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.
(g)Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Term Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
Section 2.3    Notes. The Term Loans made by Lender shall be evidenced by a promissory note executed by Borrowers on a joint and several basis (a “Note”) in an original principal amount equal to the Term Loan Commitment.
Section 2.4    [Reserved].
Section 2.5    [Reserved].
Section 2.6    General Provisions Regarding Payment; Loan Account.
(a)All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Lender on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Lender on the next succeeding Business Day. In the absence of receipt by Lender of a written designation by Borrower Representative, at least two (2) Business Days prior to such prepayment, that such prepayment is to be applied to a Term Loan, Borrowers hereby authorize and direct Lender, subject to the provisions of Section 10.7 hereof, to apply such prepayment against all outstanding Term Loans in accordance with the provisions of Section 2.1(c); provided, however, that if Lender at any time determines that payments received by Lender were in respect of a mandatory prepayment event, Lender shall apply such payments in accordance with the provisions of Section 2.1(b) and shall be fully authorized by Borrowers and Lender to make corresponding Loan Account reversals in respect thereof.

(b)Lender shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by Lender hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Lender’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Lender by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Lender shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but Lender shall not have any liability if Lender shall fail to provide any such statement). Unless any Borrower notifies Lender of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
Section 2.7    Maximum Interest. In no event shall the interest charged with respect to the Term Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Term Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.8    Taxes; Capital Adequacy.
(a)Any and all payments by or on account of any obligation of any Credit Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Credit Parties) requires the deduction or withholding of any Tax from any such payment by a Credit Party, then the applicable Credit Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of this Section 2.8, the term “applicable law” includes FATCA.
(b)The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(c)The Credit Parties shall jointly and severally indemnify each Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender shall be conclusive absent manifest error.
(d)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(d)(i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:
(i)any Lender that is a U.S. Person shall deliver to the Borrowers on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the Borrowers) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)executed copies of IRS Form W-8ECI;
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or
(D)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the Borrowers) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers, executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and
(iv)if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.

(e)If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Lender, shall repay to such Credit Party the amount paid over pursuant to this Section 2.8(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(e), in no event will a Lender be required to pay any amount to a Credit Party pursuant to this Section 2.8(e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8(e) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Parties or any other Person.
(f)Each party’s obligations under this Section 2.8 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Document.
(g)Capital Adequacy. If Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by Lender or any Person controlling Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall promptly pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. This Section 2.8(g) shall not apply to Taxes, which shall be governed exclusively by Section 2.8(a) through (f).
(h)If Lender requires compensation under Section 2.8(d), or requires any Borrower to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender (as determined in its sole discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
Section 2.9    Appointment of Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, and giving instructions with respect to the disbursement of the proceeds of the Term Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”). All collections of each Borrower in respect of proceeds of Collateral of such Borrower received by Lender and applied to the Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
Section 2.10    Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.
(a)Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.
(b)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Lender and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
(c)Lender is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement and subject in all respects to the MidCap Intercreditor Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by either Borrower and delivered to Lender for Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all surety defenses being hereby waived by each Borrower. Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference. Except as specifically provided in this Agreement or any of the other Financing Documents, Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Lender shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.

(d)Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
(e)The Borrowers hereby agree, as between themselves, that to the extent that Lender shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Lender from the exercise of any remedy of Lender under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to zero through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.
Section 2.11    [Reserved].
Section 2.12    Termination; Restriction on Termination.
(a)Termination by Lenders. In addition to the rights set forth in Section 10.2, Lender may terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.
(b)Termination by Borrowers. Upon at least thirty (30) days’ prior written notice to Lender, Borrowers may, at their option, terminate this Agreement. Any notice of termination given by Borrowers shall be irrevocable unless Lender otherwise agrees in writing and Lender shall not have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
(c)Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds. Notwithstanding the foregoing or the payment in full of the Obligations, Lender shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement satisfactory to Lender, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Lender, in its discretion, may deem necessary to protect Lender from any such loss or damage.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
To induce Lender to enter into this Agreement and to make the Term Loans and other credit accommodations contemplated hereby, each Credit Party hereby represents and warrants to Lender that:
Section 3.1    Existence and Power. Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing (or the local equivalent) under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
Section 3.2    Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.
Section 3.3    Binding Effect. Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
Section 3.4    Capitalization. The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than (a) those in favor of Lender for its benefit and (b) Liens permitted pursuant to clause (l) of the definition of Permitted Liens, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Holdings) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Holdings) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date.
Section 3.5    Financial Information. All information delivered to Lender and pertaining to the financial condition of any Credit Party fairly presents the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since the Closing Date, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party.
Section 3.6    Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Lender in writing (including disclosures pursuant to Section 4.9 or otherwise, it being understood that any such disclosures shall not act as a consent or waiver of any Default or Event of Default arising under Section 4.9, Section 10.1(h) or any other provision of this Agreement), there is no Litigation pending against, or to such Credit Party’s knowledge threatened against or affecting, any Credit Party or, to such Credit Party’s knowledge, any party to any Operative Document other than a Credit Party. Other than as disclosed on Schedule 3.6, there is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.
Section 3.7    Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.
Section 3.8    No Default. No Event of Default, or to such Credit Party’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9    Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
Section 3.10    Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.
Section 3.11    Margin Regulations. None of the proceeds from the Term Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Term Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
Section 3.12    Compliance With Laws; Anti-Terrorism Laws.
(a)Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
(b)None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
Section 3.13    Taxes. All federal, state, local and foreign income tax returns and all other material tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.
Section 3.14    Compliance with ERISA.
(a)Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.
(b)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit

Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
Section 3.15    Consummation of Operative Documents; Brokers. Except for fees payable to Lender, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.
Section 3.16    Related Transactions. All transactions contemplated by the Operative Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Lender, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.17    Material Contracts. Except for the Operative Documents and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date, no Credit Party is a party to (a) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act of 1933, as amended or (b) any other agreements or instruments, the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).
Section 3.18    Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:
(a)no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and
(b)no property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.
Section 3.19    Intellectual Property. Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 3.19. Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefore) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefore), lists the name of such licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed, and copies of all such agreements have been provided to Lender. Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefore) purported to be owned by such Credit Party, free and clear of any Liens (except for Liens granted pursuant to the MidCap Facility Agreement) and/or licenses in favor of third parties or agreements or covenants not such sue third parties for infringement. All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or other property. To such Credit Party’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.
Section 3.20    Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Operative Documents, each Borrower and each additional Credit Party is Solvent.
Section 3.21    Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Lender by any Credit Party (or its agents) have been prepared on the basis of the assumptions stated therein. Such projections represent such Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that the Credit Parties can give no assurance that such projections will be attained.
Section 3.22    Interest Rate. The rate of interest paid under the Note and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents, or any of the Operative Documents.
Section 3.23    Subsidiaries. The Credit Parties do not own any stock, partnership interests, limited liability company interests or other equity securities except for (i) the Subsidiaries or (ii) Permitted Investments.
ARTICLE 4 - AFFIRMATIVE COVENANTS
Each Credit Party agrees that, so long as any Credit Exposure exists:
Section 4.1    Financial Statements and Other Reports. Holdings will deliver to Lender within five (5) days of delivery or filing thereof, copies of all reports and other filings made by Borrowers with any stock exchange on which any securities of any Borrower are traded and/or the SEC, unless such reports or other filings are otherwise available on the public website of the SEC (www.SEC.gov). Each Borrower will, within thirty (30) days after the last day of each Fiscal Quarter, deliver to Lender a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement. Promptly upon their becoming available, Borrowers shall deliver to Lender redacted copies of all Material Contracts that Borrowers expect to file on the public website of the SEC.
Section 4.2    Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities (excluding Taxes), except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except for such Taxes (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.
Section 4.3    Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary that owns assets, the aggregate value of which exceeds $[***] at any time to preserve, renew and keep in full force and effect and in good standing (or the local equivalent), their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.
Section 4.4    Maintenance of Property; Insurance.
(a)Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral useful or necessary in its business becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Lender agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.
(b)[Reserved].
(c)Each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Lender from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage in such amounts and with respect to such risks as Lender may request from time to time, pursuant to the Insurance Requirements attached hereto as Schedule 4.4; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Lender.
(d)On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Lender to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Lender. Borrowers shall deliver to Lender (i) on an annual basis, and upon the request of Lender from time to time full information as to the insurance carried, (ii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iii) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (iv) at least 60 days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.
(e)In the event any Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrowers’ expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Lender may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that such Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.
Section 4.5    Compliance with Laws and Material Contracts. Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral.
Section 4.6    Inspection of Property; Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.
Section 4.7    Use of Proceeds. Borrowers shall use the proceeds of the Term Loans solely for (a) transaction fees incurred in connection with the Financing Documents, (b) refinancing on the Closing Date of Debt, and (c) for general business purposes and working capital needs of Borrowers and their Subsidiaries as permitted hereunder. No portion of the proceeds of the Term Loans will be used for family, personal, agricultural or household use or the purchase of margin stock.
Section 4.8    Estoppel Certificates. After written request by Lender, Borrowers, within thirty (30) days and at their expense, will furnish Lender with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Note, and the unpaid principal amount of the Note, (b) the rate of interest of the Note, (c) the date payments of

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Note and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default. After written request by Lender, Borrowers, within fifteen (15) days and at their expense, will furnish Lender with a certificate, signed by a Responsible Officer of Borrowers, updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such certificate, are true, accurate and complete as of the date of such certificate.
Section 4.9    Notices of Litigation and Defaults. In addition to, but not in duplication of the information required to be delivered pursuant to Section 4.1, Borrowers will give prompt written notice to Lender (a) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon any Borrower becoming aware of the existence of any Default or Event of Default, (c) if any Credit Party is in breach or default under or with respect to any Material Contract, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party, (e) if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property Rights of others, which claim could reasonably be expected to have a Material Adverse Effect, and (f) of all returns, recoveries, disputes and claims related to the Collateral could reasonably be expected to have a Material Adverse Effect.
Section 4.10    Hazardous Materials; Remediation.
(a)If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.
(b)Borrowers will provide Lender within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Lender that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Lender’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.
Section 4.11    Further Assurances.
(a)Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Lender may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Lender on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Lender shall agree otherwise in writing, cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations. Without limiting the generality of the foregoing, Borrowers shall, if requested by Lender, (x) within 60 days (or such longer period as agreed by Lender) of an acquisition by a Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Lender a duly completed and executed supplement to the applicable Credit Party’s Patent Security Agreement or Trademark Security Agreement in the form of the respective Exhibit thereto, and (y) within 60 days (or such longer period as agreed by Lender) of an acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual Property owned by another Person, execute any documents requested by Lender to establish, create, preserve, protect and perfect a first priority lien in favor of Lender, to the extent legally possible, in such Borrower’s rights under such license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of Lender of a Lien on such Borrower’s rights as licensee under such license. Notwithstanding anything to the contrary herein, all documentation delivered to the Lender pursuant to this Section 4.11(a)(x) or 4.11(a)(y), including but not limited to any Patent Security Agreement or Trademark Security Agreement supplements, shall be held in accordance with Lenders’ customary procedures for handling confidential information and shall not be disclosed to any officer, director, employee, agent, consultant or contractor of Lender that is involved in any capacity in the research and development, sales, marketing, clinical, manufacturing, intellectual property or medical education divisions of Lender.
(b)Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.
(c)Upon the formation or acquisition of a new Subsidiary, or at the request of the Lender, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to Lender pursuant to a pledge agreement in form and substance satisfactory to Lender, all of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Lender shall agree otherwise in writing, cause such new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Lender in order to grant Lender a first priority Lien on all real and personal property of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Lender shall agree otherwise in writing, cause such new Subsidiary to either (at the election of Lender) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Lender or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Lender; and (iv) cause such new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by Lender, in each case, in form and substance satisfactory to Lender.
(d)[reserved.]
(e)Upon the request of Lender, Borrowers shall use commercially reasonable efforts to obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any material portion of the Collateral, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Lender. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.
Section 4.12    Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following after the occurrence and during the continuance of an Event of Default: (a) so long as Lender has provided not less than two (2) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Lender under this Agreement; (b) take any action Borrowers are required to take under this Agreement; (c) so long as Lender has provided not less than two (2) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Lender may deem necessary or desirable to enforce any Account or other Collateral or perfect Lender’s security interest or Lien in any Collateral; and (d) do such other and further acts and deeds in the name of Borrowers that Lender may deem necessary or desirable to enforce its rights with regard to any Collateral. This power of attorney shall be irrevocable and coupled with an interest.
ARTICLE 5 - NEGATIVE COVENANTS
Each Borrower agrees that, so long as any Credit Exposure exists:
Section 5.1    Debt; Contingent Obligations. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2    Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.
Section 5.3    Restricted Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.
Section 5.4    Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired (except as provided by the Financing Documents and the MidCap Facility Agreement), or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and the MidCap Facility Agreement) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.
Section 5.5    Payments and Modifications of Subordinated Debt. Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Lender any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment provisions of such Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrower, any Subsidiaries or Lender. Borrower shall, prior to entering into any such amendment or modification, deliver to Lender reasonably in advance of the execution thereof, any final or execution form copy thereof.
Section 5.6    Consolidations, Mergers and Sales of Assets; Change in Control. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any Person that is not a Credit Party, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions and other dispositions approved by Lender. No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor other than Permitted Transfers with respect to such Persons. Notwithstanding anything herein to the contrary, the dissolution, consolidation, merger or amalgamation of any direct or indirect Subsidiary of Alphatec International, LLC shall be permitted; provided, that, any such consolidation, merger or amalgamation shall be with or into any direct or indirect Subsidiary of Holdings.
Section 5.7    Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly, acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments. Alphatec International, LLC shall hold no assets other than (i) assets held on the Closing Date (including equity interests of its direct subsidiaries) and (ii) such funds for the payment of expenses and other liabilities as shall be invested in Alphatec International, LLC as permitted hereunder.
Section 5.8    Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8, and except for (x) transactions that are disclosed to and approved by Lender in advance of being entered into, (y) transactions which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, or (z) transactions constituting Permitted Intercompany Advances, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower
Section 5.9    Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.
Section 5.10    Modification of Certain Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, if such amendment or modification could reasonably be expected to be materially adverse to the rights, interests or privileges of Lender hereunder or its ability to enforce the same.

Section 5.11    Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto.
Section 5.12    Lease Payments. No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.
Section 5.13    Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
Section 5.14    Compliance with Anti-Terrorism Laws. Lender hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Borrower shall immediately notify Lender if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
Section 5.15    Orthotec Litigation. Notwithstanding anything to the contrary in this Article 5 or otherwise in this Agreement or the other Financing Documents, Borrowers shall be permitted to make (i) pursuant to that certain Settlement and Release Agreement dated as of August 13, 2014 (the “Orthotec Settlement Agreement”), by and among the Alphatec Parties, the Healthpoint Parties and the OrthoTec Parties (each as defined therein), Orthotec Settlement Payments each quarter in an aggregate amount not to exceed one million one hundred thousand dollars ($1,100,000) and (ii) pursuant to that certain Forbearance Agreement dated as of July 1, 2016 (the “Forbearance Agreement”), by and among Alphatec Holdings, Inc. and its subsidiaries and affiliates, Healthpoint Capital, LLC, HealthpointCapital Partners, L.P., and HealthpointCapital Partners II, L.P. (collectively, “Healthpoint”), a payment or series of payments on or prior to September 30, 2016 to Healthpoint in an aggregate amount not to exceed nine hundred and fifty thousand dollars ($950,000); provided, however, at the time of each such payment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no party to that certain Settlement Agreement or any other settlement agreement, forbearance agreement or other settlement arrangement with respect to the Orthotec, LLC matter, including the Orthotec Litigation (collectively, the “Orthotec Settlement Agreement”) shall have breached or violated any such agreement or arrangement in any material respect, which breach or violation has not been waived or cured, and the Orthotec Settlement Agreement shall be in full force and effect and (iii) such payment shall not be prohibited by or otherwise violate the terms of the MidCap Facility Agreement.

ARTICLE 6 - FINANCIAL COVENANT
Section 6.1    Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:
“Defined Period” means, for purposes of calculating the Fixed Charge Coverage Ratio, for (a) each of the months ending [***], and (b) each month thereafter, the twelve (12) month period immediately preceding such month.
“Fixed Charge Coverage Ratio” means, for any Defined Period, the ratio of (a) Operating Cash Flow to (b) Fixed Charges.
“Fixed Charges” has the meaning provided in the Compliance Certificate.
“Liquidity” means, the sum of (a) unrestricted cash on the balance sheet, plus (b) Revolving Loan Availability.

“Operating Cash Flow” has the meaning provided in the Compliance Certificate.
Section 6.2    Liquidity. Borrowers will not permit the Liquidity of Borrowers and their Subsidiaries on a Consolidated Basis, as of the last day of each month ending during the period from the date hereof through and including March 31, 2017, to be less than [***].
Section 6.3    Fixed Charge Coverage Ratio. Borrowers will not permit the Fixed Charge Coverage Ratio for any Defined Period commencing on and after the period ending April 30, 2017, as tested monthly, to be less than [***] to 1.00 for each month.
Section 6.4    Evidence of Compliance. Borrowers shall furnish to Lender, together with the financial reporting required of Borrowers in Section 4.1 hereof, a Compliance Certificate as evidence of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Lender, detailing Borrowers’ calculations, and (b) if requested by Lender, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Lender shall reasonably require) evidencing the propriety of the calculations.
ARTICLE 7 - CONDITIONS
Section 7.1    Conditions to Closing. The obligation of Lender to make the initial Term Loans on the Closing Date shall be subject to the receipt by Lender of each agreement, document and instrument set forth on Schedule 7.1, each in form and substance satisfactory to Lender, and such other closing deliverables reasonably requested by Lender, and to the satisfaction of the following conditions precedent, each to the satisfaction of Lender and its counsel in its sole discretion:
(a)the payment of all fees, expenses and other amounts due and payable under each Financing Document; and
(b)the OUS Disposition shall be consummated substantially contemporaneously with the funding of the Loans hereunder.
Section 7.2    Conditions to Each Loan. The obligation of Lender to make a Loan or an advance in respect of any Loan, is subject to the satisfaction of the following additional conditions:
(a)receipt by Lender of a Notice of Borrowing;
(b)the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;
(c)the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;
(d)the fact that no change in the condition (financial or otherwise), properties, business, prospects, or operations of Borrowers or any other Credit Party shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement that has or could reasonably be expect to have a Material Adverse Effect; and
(e)the fact that, immediately before and after such advance or issuance, no default or event of default under the Supply Agreement by any Borrower or any Affiliate of Borrowers shall have occurred and be continuing.
Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).
Section 7.3    Searches. Before the Closing Date, and thereafter (as and when determined by Lender in its discretion), Lender shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation,

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.
Section 7.4    Post-Closing Requirements. Borrowers shall complete each of the post-closing obligations and/or provide to Lender each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Lender.
ARTICLE 8 - REGULATORY MATTERS
Section 8.1    Healthcare Permits.
(a)Each Credit Party (i) has each Healthcare Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the businesses of such Credit Party, and (ii) has no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and Credit Parties are in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.
(b)Each Credit Party will timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals and reports of every kind whatsoever required by applicable Laws (which reports will be materially accurate and complete in all respects and not misleading in any respect).
(c)Each Credit Party will maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Credit Party, all Healthcare Permits necessary under Healthcare Laws to carry on the business of Borrowers as it is conducted on the Closing Date.
Section 8.2    FDA Regulatory Matters.
(a)Each Credit Party has all Permits issued or allowed by the U.S. Food and Drug Administration (“FDA”) or any comparable governmental authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits (hereinafter “Permits”) that are required to conduct its business as currently conducted, or as proposed to be conducted. To the knowledge of Borrowers, neither the FDA nor any comparable governmental authority is considering limiting, suspending, or revoking such Permits or changing the marketing classification or labeling or other significant parameter affecting the products of a Credit Party. To the knowledge of Borrowers, there is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable governmental authority. Each Credit Party has fulfilled and performed their obligations under each Permit, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Permit. To the knowledge of Borrowers, any third party that is a manufacturer or contractor for a Credit Party is in compliance with all Permits required by the FDA or comparable governmental authority and all Public Health Laws insofar as they reasonably pertain to the manufacture of product components or products regulated as medical devices and marketed or distributed by a Credit Party.
(b)All products designed, developed, manufactured, prepared, assembled, packaged, tested, labeled, distributed or marketed by or on behalf of each Credit Party that are subject to the jurisdiction of the FDA or a comparable governmental authority have been and are being designed, developed, tested, manufactured, prepared, assembled, packaged, distributed, labeled and marketed in compliance with the Healthcare Laws and all other applicable Laws, statutes, ordinances, rules and regulations (each a “Requirement of Law”), including, without limitation, clinical and non-clinical evaluation, product approval or clearance, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls, and adverse event reporting, and have been and are being tested, investigated, designed, developed, manufactured, prepared, assembled, packaged, labeled, distributed, marketed, and sold in compliance with all applicable Requirements of Law.
(c)Each Credit Party is not subject to any obligation arising under an administrative or regulatory action,

proceeding, or inspection by a governmental authority, including the FDA, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable governmental authority. There is no act, omission, event, or circumstance of which Borrowers have knowledge that would reasonably be expected to give rise to or lead to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Borrowers and, to Borrowers’ knowledge, Borrowers have no liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by Borrowers in their product development efforts, submissions, record keeping and reports to the FDA or any other comparable governmental authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrowers, there are no civil or criminal proceedings relating to Borrowers or any officer, director or employee of Borrowers that involve a matter within or related to the FDA’s any other comparable governmental authority’s jurisdiction.
(d)As of the Closing Date, Borrowers are not undergoing any inspection related to any activities or products of the Borrowers that are subject to Healthcare Laws, or any other governmental authority investigation.
(e)During the period of six calendar years immediately preceding the Closing Date, Borrowers have not introduced into commercial distribution any products manufactured by or on behalf of Borrowers or distributed any products on behalf of another manufacturer that were upon their shipment by Borrowers adulterated or misbranded in violation of 21 U.S.C. § 331. Borrowers have not received any notice or communication from the FDA or comparable governmental authority alleging material noncompliance with any Requirement of Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the Ordinary Course of Business) of research, manufacturing, distribution or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any product; (ii) a change in the labeling of any product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or threatened against Borrower.
(f)Neither Borrowers nor any of their respective officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other comparable governmental authority with respect to debarment or disqualification of any person that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of Borrower, no employee or agent of a Borrower, has (aa) made any untrue statement of material fact or fraudulent statement to the FDA or any other comparable governmental authority; (bb) failed to disclose a material fact required to be disclosed to the FDA or any other comparable governmental authority; or (cc) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other comparable governmental authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).
(g)Borrowers have not granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products to any other person nor is it bound by any agreement that affects Borrowers’ exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products.
(h)Except as set forth on Schedule 8.2(h), (i) Borrowers and their respective contract manufacturers are, and have been for the past six calendar years, in compliance with, and each of its products in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, (ii) Borrowers are in compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable governmental authority pertaining to the reporting of adverse events and recalls involving any of Borrowers’ products, including, as the case may be, Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806, (iii) Borrowers’ products are and have been labeled, promoted, and advertised in accordance with their Permit or within the scope of an exemption from obtaining such Permit, and (iv) Borrowers’ establishments are registered with the FDA, as applicable, and each product of Borrowers, if any, is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.

ARTICLE 9 - SECURITY AGREEMENT
Section 9.1    Generally.
(a)As security for the payment and performance of the Obligations, and for the payment and performance of all obligations under the Affiliated Financing Documents (if any), and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns and grants to Lender, for its benefit, subject to the MidCap Intercreditor Agreement, a continuing first priority Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof.
(b)Each Credit Party hereby authorizes Lender to file without the signature of such Credit Party one or more UCC financing statements (or, with respect to any Credit Party organized under the laws of a jurisdiction other than the United States or any jurisdiction thereof, the local equivalent, if any) relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Lender as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Credit Party now owned or hereafter acquired), in such jurisdictions as Lender from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Lender to perfect, preserve or protect the Liens, rights and remedies of Lender with respect to the Collateral. Each Credit Party also ratifies its authorization for Lender to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
Section 9.2    Representations and Warranties and Covenants Relating to Collateral.
(a)Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of any Credit Party regarding any of the Collateral are kept, which such Schedule 9.2 indicates in each case which Credit Party or Credit Parties have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by such Credit Party, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.
(b)Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, as applicable, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Lender of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Lender of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC, if applicable, and neither any such grant of Liens in favor of Lender or exercise of rights by Lender shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.
(c)As of the Closing Date, no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4) and the Credit Parties shall give notice to Lender promptly upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property. No Person other than Lender or MidCap has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).
(d)No Credit Party shall take any of the following actions or make any of the following changes unless the Credit Parties have given at least thirty (30) days prior written notice to Lender of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Lender may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Lender with respect to the Collateral: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Credit Party or allow any Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Credit Party, or change the type of entity that it is, or

(iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules (other than any movement of Collateral in the Ordinary Course of Business) and/or establish any business location at any location that is not then listed on the Schedules.
(e)[Reserved].
(f)Except (i) in the Ordinary Course of Business and (ii) Inventory in an aggregate amount of $25,000, no Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Credit Parties’ agents or processors without prior written notice to Lender and the receipt by Lender, if Lender has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) reasonably satisfactory to Lender prior to the commencement of such possession or control. The Credit Parties have notified Lender that Inventory is currently located at the locations set forth on Schedule 9.2. The Credit Parties shall, upon the request of Lender, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Lender created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Lender’s benefit.
(g)The Credit Parties shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Lender, the Credit Parties shall promptly deliver to Lender any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Lender to be named as lienholder on any such certificate of title or other evidence of ownership. The Credit Parties shall not permit any such tangible Personal Property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Lender.
(h)As of the Closing Date or, if any Promissory Note is entered into after the Closing Date, within thirty (30) days of the date of such Promissory Note, each Credit Party shall endorse, assign and deliver each Promissory Note to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank, in form and substance reasonably satisfactory to Lender. No Credit Party shall, without the prior written consent of Lender, (A) waive or release any obligation of any person that is obligated under any Promissory Note, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Promissory Notes, or (C)  assign or surrender its rights and interests under any Promissory Notes or terminate, cancel, modify, change, supplement or amend the Promissory Notes.
(i)The Credit Parties shall furnish to Lender from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.
ARTICLE 10 - EVENTS OF DEFAULT
Section 10.1    Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:
(a)(i) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and such failure continues for a period of five (5) days, (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Section 4.4(c), Article 5 and Article 6 and Section 7.4, or (iii) there shall occur any default in the performance of or compliance with Section 4.1 of this Agreement and such failure continues for a period of five (5) days;
(b)any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Lender within fifteen (15) days after the earlier of (i) receipt by Borrower Representative of notice from Lender of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;
(c)any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing

Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
(d)(i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Term Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Term Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, to cause, Debt or other liabilities having an individual principal amount in excess of $500,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;
(e)any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(f)an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;
(g)(i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000;
(h)one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $[***] shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;
(i)any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;
(j)the indictment of any Credit Party for a felony or any claim of fraud, misrepresentation or other crime of moral turpitude;
(k)a default or event of default occurs under any Guarantee of any portion of the Obligations;
(l)any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of a Subordination Agreement;
(m)if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

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(n)[reserved]; or
(o)there shall occur any default or event of default under the Affiliated Financing Documents or any Material Contract which results in a liability to any Borrower in excess of $[***].
Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement two (2) times in any twelve (12) month period and Lender has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Lender thereupon may exercise any remedy set forth in this Article 10 without affording Borrowers any opportunity to cure such Event of Default.
All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
Section 10.2    Acceleration and Suspension or Termination of Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Lender may, (a) by notice to Borrower Representative suspend or terminate the Term Loan Commitment and the obligations of Lender with respect thereto, in whole or in part, and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Lender, the Term Loan Commitment and the obligations of Lender with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.
Section 10.3    UCC Remedies.
(a)Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Lender, in addition to all other rights, options, and remedies granted to Lender under this Agreement or at law or in equity, may exercise, subject to the MidCap Intercreditor Agreement, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
(i)the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
(ii)the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Lender deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Lender to such Person that an Event of Default has occurred and is continuing, to deliver to Lender or its designees such books and records, and to follow Lender’s instructions with respect to further services to be rendered);
(iii)the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender; and/or
(iv)the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Lender and to receive, open and dispose of all mail addressed to any Borrower.
(b)Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower

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covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Lender sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
(c)Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Note, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.
(d)Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Lender’s benefit.
Section 10.4    [Reserved].
Section 10.5    Default Rate of Interest. At the election of Lender, after the occurrence of an Event of Default and for so long as it continues, the Term Loans and other Obligations shall bear interest at rates that are five percent (5.0%) per annum in excess of the rates otherwise payable under this Agreement.
Section 10.6    Setoff Rights. During the continuance of any Event of Default, Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by Lender (or by any Subsidiary of Lender, solely with respect to balances held by such entity pursuant to the Supply Agreement) at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property or amounts at any time held or owing by Lender (or by any Subsidiary of Lender, solely with respect to property or amounts at any time held or owing to such entity pursuant to the Supply Agreement) to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Notwithstanding the foregoing, Lender shall not set off any balances, property or other amounts held or owing by Lender or any Subsidiary of Lender to or for the credit or for the account of any Borrower or any of their respective Subsidiaries under or with respect to the Supply Agreement following the occurrence of an Acceleration Event unless an Event of Default under Section 10.1(a)(i) gave rise to such Acceleration Event (a “Payment Acceleration Event”) (it being understood that no Event of Default arising after an Acceleration Event that is not a Payment Acceleration Event (including any Event of Default arising under Section 10.1(a)(i)) shall permit Lender to set off such balances, property or other amounts against the Supply Agreement). Each Borrower agrees, to the fullest extent permitted by law, that Lender may exercise its right to set off with respect to the Obligations as provided in this Section 10.6 and Lender hereby agrees that its setoff rights are hereby waived to the extent set forth in this Section 10.6.
Section 10.7    Application of Proceeds.
(a)Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Lender on the other, Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Lender may deem advisable notwithstanding any previous application by Lender.

(b)Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Lender shall apply any and all payments received by Lender in respect of the Obligations, and any and all proceeds of Collateral received by Lender, in such order as Lender may from time to time elect.
(c)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Lender shall apply any and all payments received by Lender in respect of the Obligations, and any and all proceeds of Collateral received by Lender, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Lender with respect to this Agreement, the other Financing Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth to any other indebtedness or obligations of Borrowers owing to Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing and (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.
Section 10.8    Waivers.
(a)Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Note or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
(b)Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower or Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)To the extent that Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Term Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds and Lender may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Term Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Note or as a reinstatement of the Term Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Lender as the result of an Event of Default shall not be a waiver of Lender’s right to accelerate the maturity of the Term Loans, nor shall Lender’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.
(d)Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Term Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e)Nothing contained herein or in any other Financing Document shall be construed as requiring Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Lender shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Term Loans, Lender may foreclose all or any part of the Collateral to recover so much of the principal balance of the Term Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Lender may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
(f)To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Lender to exhaust its remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.
Section 10.9    Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Lender may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.
Section 10.10    Marshalling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
ARTICLE 11 - [RESERVED]
ARTICLE 12 - MISCELLANEOUS
Section 12.1    Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Section 2.9 and Articles 11 and 12 shall survive the payment of the Obligations and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.
Section 12.2    No Waivers. No failure or delay by Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.
Section 12.3    Notices.

(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Lender and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).
(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Lender. Lender or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
(c)Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
Section 12.4    Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 12.5    Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
Section 12.6    Confidentiality.
(a)Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Lender’s prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and (iii) to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.
(b)Subject to Section 4.11(a), Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Lender pursuant to the requirements hereof in accordance with its customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to its agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iii) as may be required in connection with the examination, audit or similar investigation of such Person, and (iv) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean (A) the pledge of the Term Loans as collateral security for loans to Lender, or (B) a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Term Loans. Confidential information shall include only such information identified as such at the time provided to Lender and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Lender under this Section 12.6 shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof.
Section 12.7    Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Section 12.8    GOVERNING LAW; SUBMISSION TO JURISDICTION.
(a)THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
(b)EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
Section 12.9    WAIVER OF JURY TRIAL. EACH BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER AND LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER AND LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
Section 12.10    Publication; Advertisement.
(a)Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Lender or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Lender prior written notice of such publication or other disclosure, or (ii) with Lender’s prior written consent.
(b)Advertisement. Each Credit Party hereby authorizes Lender to publish the name of such Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Lender elects to submit for publication. In addition, each Credit Party agrees that Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Lender shall provide Borrowers with an opportunity to review and confer with Lender regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Lender may, from time to time, publish such information in any media form desired by Lender, until such time that Borrowers shall have requested Lender cease any such further publication.
Section 12.11    Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 12.12    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 12.13    Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Lender in its sole and absolute discretion and credit judgment. No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers and Lender.
Section 12.14    Expenses; Indemnity
(a)Borrowers hereby agree to promptly pay (i) all costs and expenses of Lender (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Lender) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Lender of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Lender (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all costs and expenses of Lender in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Lender in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all costs and expenses of Lender in connection with Lender’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Lender is a party thereto. If Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed. This Section 12.14(a) shall not apply to any Taxes of any Lender.
(b)Each Borrower hereby agrees to indemnify, pay and hold harmless Lender and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Lender (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrowers or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Term Loans, except that Borrowers shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 12.14(b) shall not apply to any Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
Section 12.15    Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Lender on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.
Section 12.16    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 12.17    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Lender and their respective successors and permitted assigns. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Lender. Lender may assign, delegate or otherwise transfer any of its rights or obligations hereunder only upon (a) the written consent by the Borrowers and (b) surrender and cancellation (with reissuance to the assignee) of the Note; provided, however, that the written consent of the Borrowers shall not be required for an assignment by Lender (x) to an Affiliate of Lender or (y) in connection with a sale or transfer of all or substantially all of the assets or capital stock of Lender to a third party. Borrower shall keep at its principal executive office a register for the registration and registration of transfers of the Note. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. If Lender sells a participation in the Note, Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Financing Documents; provided that Lender shall have no obligation to disclose all or any portion of the participant register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the participant register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 12.18    USA PATRIOT Act Notification. Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrowers in accordance with the USA PATRIOT Act.
Section 12.19    Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Lender itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Lender is further authorized by Borrowers to make expenditures from time to time which Lender, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Lender on demand for any and all costs, liabilities and obligations incurred by Lender pursuant to this Agreement.

ARTICLE 13 - GUARANTY
Section 13.1    Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations. Each payment made by any Guarantor pursuant to this Section 13 shall be made in lawful money of the United States in immediately available funds.
Section 13.2    Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Lender (which demand may be made concurrently with notice to Borrowers that the Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Lender. All of the remedies set forth in this Agreement, in any other Financing Agreement or at law or equity shall be equally available to Lender, and the choice by Lender of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Lender to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Lender from subsequently electing to exercise a different remedy.
Section 13.3    Certain Waivers by Guarantor. To the fullest extent permitted by law, each Guarantor does hereby:
(a)waive notice of acceptance of this Agreement by Lender and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;
(b)agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower;
(c)waive any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Lender;
(d)waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;
(e)waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;
(f)waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;
(g)waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;
(h)waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Lender to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;
(i)waive any defense based on an election of remedies by Lender, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;
(j)waive any defense based on the failure of Lender to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;
(k)waive any defense based on the negligence of Lender in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence or willful misconduct of Lender, as determined by the final, non-appealable decision of a court having proper jurisdiction;

(l)waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;
(m)waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Lender to collect any Obligations of such Guarantor to Lender hereunder or to exercise any rights or remedies available to Lender under the Financing Documents, at law, in equity or otherwise;
(n)agree that Lender shall not have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;
(o)waive any obligation Lender may have to disclose to such Guarantor any facts Lender now or hereafter may know or have reasonably available to it regarding the Borrowers or Borrowers’ financial condition, whether or not Lender has a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;
(p)agree that Lender shall not be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of Lender in enforcing any part of this Agreement;
(q)waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;
(r)waive any defense based on any change in the composition of Borrowers, and
(s)waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents.
For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against Lender, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of Lender in connection with the making, closing, administration, collection or enforcement by Lender of the Obligations.
Section 13.4    Guarantor’s Obligations Not Affected by Modifications of Financing Documents. Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Lender under this Agreement or any other Financing Documents, or by Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in the Note, this Agreement or any other Financing Document, or by the acceptance by Lender of any additional security or any increase, substitution or change therein, or by the release by Lender of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Lender might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Lenders’ compliance with the terms of this Section 13 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Lender may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Lender and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Lender’s rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.
Section 13.5    Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Lender had not been made, regardless of whether Lender contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Lender institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.
Section 13.6    Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.
(a)Any indebtedness of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt. Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Lender and shall be immediately paid over to Lender on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.
(b)Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Lender or its nominee (and will, upon request of Lender, reconfirm in writing the assignment to Lender or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Lender, as attorney‑in‑fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Lender’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Lender’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to Lender all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.
Section 13.7    Maximum Liability. The provisions of this Section 13 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section 13 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Section 13, then, notwithstanding any other provision of this Section 13 to the contrary, the amount of such liability shall, without any further action by the Guarantors or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 13.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 13.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
Section 13.8    Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Lender has not made and Lender does not make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Section 13 applies as specifically herein set forth, nor has Lender or any officer, agent or employee of Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties
Section 13.9    Termination. The provisions of this Section 13 shall remain in effect until the payment and satisfaction in full, in immediately available funds, of all Term Loans and other Obligations and termination of this Agreement.
Section 13.10    Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:	ALPHATEC HOLDINGS, INC., a Delaware corporation By: /S/ Ebun Garner Name: Ebun Garner Title: General Counsel and SVP
Address: 5818 El Camino Real Carlsbad, CA 92008 Attn: Michael O’Neill, Chief Financial Officer Facsimile: (760) 431-9083 E-Mail: moneill@alphatecspine.com
ALPHATEC SPINE, INC., a California corporation By:Ebun Garner Name: Ebun Garner Title: General Counsel and SVP

[Signatures Continue on Following Page]

LENDER:	GLOBUS MEDICAL INC., as Lender By: /S/ Anthony Williams Name: Anthony Williams Title: President
Address: Valley Forge Business Center 2560 General Armistead Avenue Audubon, PA 19403 Attn: Eric Ian Schwartz Facsimile:
Payment Account Designation: See attached

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES
Annex A            Commitment Annex

EXHIBITS
Exhibit A        List of Guarantors
Exhibit B        Compliance Certificate
Exhibit C-1        Form of Exemption Certificate (Non-Partnership Foreign Lenders)
Exhibit C-2        Form of Exemption Certificate (Non-Partnership Foreign Participants)
Exhibit C-3        Form of Exemption Certificate (Partnership Foreign Participants)
Exhibit C-4        Form of Exemption Certificate (Partnership Foreign Lenders)
Exhibit D        Notice of Borrowing
Exhibit E        Form of Payment Notification

SCHEDULES
Schedule 2.1        Amortization
Schedule 3.1        Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4        Capitalization
Schedule 3.6        Litigation
Schedule 3.17        Material Contracts
Schedule 3.18        Environmental Compliance
Schedule 3.19        Intellectual Property
Schedule 4.4        Insurance
Schedule 5.1        Debt; Contingent Obligations
Schedule 5.2        Liens
Schedule 5.7        Permitted Investments
Schedule 5.8        Affiliate Transactions
Schedule 5.11        Business Description
Schedule 7.1        Closing Deliverables
Schedule 7.4        Post-Closing Requirements
Schedule 8.2(h)        FDA Compliance
Schedule 9.1        Collateral
Schedule 9.2        Location of Collateral

Annex A to Credit Agreement (Commitment Annex)

Lender	Term Loan Commitment
Globus Medical, Inc.	$30,000,000
TOTALS	$30,000,000

Exhibit A to Credit Agreement
LIST OF GUARANTORS
As of the Closing Date, none.

Exhibit B to Credit Agreement
COMPLIANCE CERTIFICATE
This Compliance Certificate is given by _____________________, a Responsible Officer of Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit, Security and Guaranty Agreement, dated as of _____ ___, 2016, by and among the Borrower Representative and Alphatec Spine, Inc., a California corporation (individually as a “Borrower”), and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the other Credit Parties party thereto, and Globus Medical Inc., as Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby certifies to Lender that:
(a)     I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Borrower Representative and its Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;
(b)     except as noted on Schedule 2 attached hereto, Schedule 9.2 to the Credit Agreement contains a complete and accurate list of (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries and (ii) all addresses (including warehouses) at which any of the Collateral is located and/or books and records of any Credit Party regarding any of the Collateral are kept, and Schedule 2 specifically notes any changes in the names under which Credit Parties and each of their respective Subsidiaries conduct business;
(c)     except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against the Credit Parties or any Collateral, or (ii) any failure of any Credit Party to make required payments of withholding or other tax obligations of such Credit Party during the accounting period to which the attached statements pertain or any subsequent period;
(d)     except as noted on Schedule 4 attached hereto or Schedule 3.6 to the Credit Agreement, the undersigned has no knowledge of (i) any current, pending or threatened litigation against the Credit Parties which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document or (ii) any default by the Credit Parties under any Material Contract to which such Credit Party is a party; provided, however, that the information required pursuant to this clause (d) shall be deemed to have been delivered if the Credit Parties deliver to Lender that certain litigation letter or disclosure statement delivered to Borrower Representative’s independent public accountants on a quarterly basis at substantially the same time such letter or disclosure statement is delivered to Borrower Representatives independent public accountants;;
(e)     [except as noted on Schedule 5 attached hereto, no Credit Party has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Lender by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person, that has not previously been reported to Lender on Schedule 3.19 to the Credit Agreement or any Schedule 4 to any previous Compliance Certificate delivered by the Borrower Representative to Lender;] [To be included in the Compliance Certificate provided at the end of each Fiscal Quarter only]
(f)     except as noted on Schedule 6 attached hereto and except in the ordinary course of business, no Credit Party has acquired, since the Closing Date, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Lender on any Schedule 6 to any previous Compliance Certificate delivered by Borrower Representative to Lender;
(g)     [except as noted on Schedule 7 attached hereto, no Credit Party is aware of any commercial tort claim that has not previously been reported to Lender on any Schedule 7 to any previous Compliance Certificate delivered by Borrower Representative to Lender; and] [To be included in the Compliance Certificate provided at the end of each Fiscal Quarter only]

(h)     Borrowers are in compliance with the covenants contained in Article 6 of the Credit Agreement, as demonstrated by the calculation of such covenants as set forth in the attached worksheets [see attached worksheets], and such calculations and the certifications contained therein are true, correct and complete;
The foregoing certifications and computations are made as of ________________, 20__ (end of month) and as of _____________, 20__.

Sincerely, ALPHATEC HOLDINGS, INC., as Borrower Representative By: Name: Title:

Worksheet for Calculation of EBITDA

EBITDA for the applicable Defined Period is calculated as follows:
Net income (or loss) for the Defined Period of Borrowers and their Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Borrowers) in which Borrowers or any of their Subsidiaries has an ownership interest unless received by Borrower or their Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrowers or is merged into or consolidated with Borrowers
$___________
Plus:Any provision for (or minus any benefit from) income and franchise taxes deducted in the determination of net income for the Defined Period	$___________
Plus:Interest expense, net of interest income, deducted in the determination of net income for the Defined Period	$___________
Plus:Stock-based compensation expense	$___________
Plus:Amortization and depreciation deducted in the determination of net income for the Defined Period (including impairment charges to goodwill and write downs of intangible assets)	$___________
Plus:Non-recurring expenses approved by Agent (including transaction expenses and restructuring charges related to acquisitions)	$___________
Plus: Any effect for (or minus any benefit from) foreign currency deducted in the determination of net income for the Defined Period	$___________
EBITDA for the Defined Period:	$
Worksheet for Calculation of Fixed Charges

Fixed Charges for the applicable Defined Period is calculated as follows:
Interest expense ($______), net of interest income ($______), interest paid in kind ($______) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Financing Documents and included in interest expense ($______), included in the determination of net income of Borrowers and their Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)
$___________
Plus:Any provision for (or minus any benefit from) income or franchise taxes included in the determination of net income for the Defined Period *	$___________
Plus:Payments of principal and interest for the Defined Period with respect to all Debt (including the portion of scheduled payments under capital leases allocable to principal and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment))
$___________
Plus:Permitted Distributions	$ ___________
Fixed Charges for the applicable Defined Period:	$ ___________

Worksheet for Calculation of Operating Cash Flow

Operating Cash Flow for the applicable Defined Period is calculated as follows:
EBITDA for the Defined Period (calculated pursuant to the EBITDA Worksheet)	$___________
Minus:Unfinanced capital expenditures for the Defined Period	$___________
Minus:To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount paid in cash and capitalized during the Defined Period, as long term assets, other than amounts capitalized during the Defined Period as capital expenditures for property, plant and equipment or similar fixed asset accounts
$___________
Operating Cash Flow for the Defined Period:	$

Covenant Compliance:
(To be included in the Compliance Certificate for each month ending during the period from and after April 30, 2017 and thereafter.)

Fixed Charge Coverage Ratio for the Defined Period	___ to 1.0
Minimum Fixed Charge Coverage Ratio for the Defined Period	[***] to 1.0
In Compliance	Yes / No

Worksheet for Calculation of Liquidity
(To be included in the Compliance Certificate for each month ending during the period from Fifth Amendment Effective Date through and including March 31, 2017.)

Balance Sheet Cash	$___________
Plus:Revolving Loan Availability	$___________
Liquidity	$

Covenant Compliance:

Liquidity In Compliance	> $[***] Yes / No

Exhibit C-1 to Credit Agreement
FORM OF EXEMPTION CERTIFICATE (NON-PARTNERSHIP FOREIGN LENDERS)

Reference is made to that certain Credit, Security and Guaranty Agreement, dated as of _____ ___, 2016, by and among Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”) and Alphatec Spine, Inc., a California corporation (individually as a “Borrower”), and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the other Credit Parties party thereto, and Globus Medical Inc., as Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) with respect to the extension of credit pursuant to this Credit Agreement or any other Financing Document, it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Lender and Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower Representative and Lender, and (2) the undersigned shall have at all times furnished Borrower Representative and Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signature Page Follows]

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit C-2 to Credit Agreement
FORM OF EXEMPTION CERTIFICATE (NON-PARTNERSHIP FOREIGN PARTICIPANTS)
Reference is made to that certain Credit, Security and Guaranty Agreement, dated as of _____ ___, 2016, by and among Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”) and Alphatec Spine, Inc., a California corporation (individually as a “Borrower”), and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the other Credit Parties party thereto, and Globus Medical Inc., as Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page Follows]

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit C-3 to Credit Agreement
FORM OF EXEMPTION CERTIFICATE (PARTNERSHIP FOREIGN PARTICIPANTS)
Reference is made to that certain Credit, Security and Guaranty Agreement, dated as of _____ ___, 2016, by and among Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”) and Alphatec Spine, Inc., a California corporation (individually as a “Borrower”), and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the other Credit Parties party thereto, and Globus Medical Inc., as Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a certificate of non-U.S. Person status on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page Follows]

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit C-4 to Credit Agreement
FORM OF EXEMPTION CERTIFICATE (PARTNERSHIP FOREIGN LENDERS)
Reference is made to that certain Credit, Security and Guaranty Agreement, dated as of _____ ___, 2016, by and among Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”) and Alphatec Spine, Inc., a California corporation (individually as a “Borrower”), and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the other Credit Parties party thereto, and Globus Medical Inc., as Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Pursuant to the provisions of Section 2.8(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Financing Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Lender and Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a certificate of non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower Representative and Lender, and (2) the undersigned shall have at all times furnished Borrower Representative and Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page Follows]

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit D to Credit Agreement
NOTICE OF BORROWING
This Notice of Borrowing is given by _____________________, a Responsible Officer of Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit, Security and Guaranty Agreement, dated as of [____ __], 2016, by and among the Borrower Representative, Alphatec Spine, Inc., a California corporation (individually as a “Borrower”), and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), and Globus Medical Inc., a Delaware corporation, individually as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby gives notice to Lender of Borrower Representative’s request to borrow $____________________ of Term Loans on _______________, 201__.
The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section [7.1] Select if requesting Term Loan borrowing under the Closing Date Term Loan Tranche. [7.2] Select if requesting Term Loan borrowing under an Additional Term Loan Tranche. have been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this ____ day of ___________, 20__.

Sincerely, ALPHATEC HOLDINGS, INC., as Borrower Representative By: Name: Title:

Exhibit E to Credit Agreement
PAYMENT NOTIFICATION
This Payment Notification is given by _____________________, a Responsible Officer of Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit, Security and Guaranty Agreement, dated as of [____ __], 2016, by and among the Borrower Representative, Alphatec Spine, Inc., a California corporation (individually as a “Borrower”), and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), and Globus Medical Inc., a Delaware corporation, individually as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Please be advised that funds in the amount of $_____________ will be wire transferred to Lender on _________, 20__. Such funds shall constitute [an optional] [a mandatory] prepayment of the Term Loans, with such prepayments to be applied in the manner specified in Section 2.1(c). [Such mandatory prepayment is being made pursuant to Section _____________ of the Credit Agreement.]
Note:    Funds must be received in the Payment Account by no later than 12:00 noon Eastern time for same day application
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Payment Notification this ____ day of ___________, 20__.

Sincerely, ALPHATEC HOLDINGS, INC., as Borrower Representative By: Name: Title:
Schedule 2.1
AMORTIZATION

Payment Date	Amount
September 1, 2018	$833,333.33
December 1, 2018	$833,333.33
March 1, 2019	$833,333.33
June 1, 2019	$833,333.33

September 1, 2019	$833,333.33
December 1, 2019	$833,333.33
March 1, 2020	$833,333.33
June 1, 2020	$833,333.33

September 1, 2020	$833,333.33
December 1, 2020	$833,333.33
March 1, 2021	$833,333.33
June 1, 2021	$833,333.33

September 1, 2021	Outstanding balance of all principal and interest

Schedule 3.1
EXISTENCE, ORGANIZATIONAL ID NUMBERS, FOREIGN QUALIFICATIONS, PRIOR NAMES

Name	Jurisdiction	Date of Formation / Registration	Tax ID Number
Alphatec Holdings, Inc.	DE	March 2005	20-2463898
Alphatec Holdings, Inc.	CA	January 2006	N/A
Alphatec Spine, Inc.	CA	May 1990	33-0412288

Schedule 3.4
CAPITALIZATION

Name	Shares Authorized	Shares Outstanding	Ownership
Alphatec Holdings, Inc.	200,000,000	8,541,228	Publicly traded entity
Alphatec Spine, Inc.	1,000	1,000	100% owned by Alphatec Holdings, Inc.

Schedule 3.6
LITIGATION
Product Liability Class Action Claim in Ohio Related to PureGen
In October 2015 a complaint was filed in the Court of Common Pleas in Hamilton County, Ohio. The complaint was filed on behalf of 65 plaintiffs that are all alleging that they had the Company’s PureGen product implanted in surgeries that occurred in 2011 and 2012. The plaintiffs are alleging that PureGen caused complications following the surgeries. The Company has contacted its products liability broker regarding this matter. The Company believes that the claims are without merit and intends to defend itself against such claims. The Company has met its insurance deductible for these claims.
Employment Claim in France
The Company is currently defending itself against a civil complaint in France. In the complaint a former employee is claiming to have been wrongfully terminated by Scient’x. The Company believes that the claim is without merit and intends to defend itself against such claims.
Product Liability Claim in Louisiana
In December 2015 a complaint was filed in Seventeenth Judicial District of the States of Louisiana. The complaint was filed on behalf of a plaintiff that alleges that two of the Company’s pedicle screws contained a defect and broke after being implanted. The Company has contacted its products liability broker regarding this matter and intends to defend itself against such claim. Only limited fact finding has occurred at this point.
Product Liability Claim in Georgia
In February 2016 a complaint was filed in the United States District Court for the Middle District of Georgia. The complaint was filed on behalf of a plaintiff that alleges that two of the Company’s pedicle screws contained a defect and broke after being implanted. The Company has contacted its products liability broker regarding this matter and intends to defend itself against such claim. Only limited fact finding has occurred at this point.

Schedule 3.17
MATERIAL CONTRACTS

1.	Standard Industrial Lease (Net) by and between Alphatec Holdings, Inc. and H.G. Fenton Property Company, dated as of January 30, 2008

2.	Lease Agreement by and between Alphatec Holdings, Inc. and Fenton Property Company., dated as of January 21, 2016

3.
Amended and Restated Credit, Security and Guaranty Agreement dated August 30, 2013 by and among Alphatec Holdings, Inc., Alphatec Spine, Inc., Alphatec International LLC, Alphatec Pacific, Inc. and MidCap Funding IV, LLC, as amended

4.	Amended and Restated Term Loan Note, dated July 10, 2015, with MidCap Funding IV Trust, as amended

5.
Supply Agreement by and between Alphatec Spine, Inc. and Invibio, Inc., dated as of October 18, 2004 and amended by Letter of Amendment in respect of the Supply Agreement, dated as of December 13, 2004, as amended

6.	Collaboration Agreement by and among Alphatec Spine, Inc., Elite Medical Holdings, LLC and Pac 3 Surgical Products, LLC, dated as of October 22, 2013, as amended

7.	Employment Agreement by and among Alphatec Spine, Inc., Alphatec Holdings, Inc. and Michael O’Neill, dated October 11, 2010

8.	Employment Agreement by and between Alphatec Spine, Inc. and Mitsuo Asai, dated May 2, 2016

9.	Amended and Restated Employment Agreement by and among Alphatec Holdings, Inc., Alphatec Spine, Inc. and Ebun S. Garner, Esq., dated July 17, 2006

10.	Employment Agreement by and among James M. Corbett, Alphatec Holdings, Inc. and Alphatec Spine, Inc., dated April 25, 2014

11.	Employment Agreement by and among Michael Plunkett, Alphatec Spine, Inc., and Alphatec Holdings, Inc., dated February 17, 2014

12.
Settlement and Release Agreement, dated as of August 13, 2014, by and among Alphatec Holdings, Inc. and its direct and indirect subsidiaries and affiliates, Orthotec, LLC, Patrick Bertranou and the other parties named therein

13.	Purchase and Sale Agreement, by and between Alphatec Holdings, Inc. and Globus Medical Ireland, Ltd., dated as of July 25, 2016

Schedule 3.18
ENVIRONMENTAL COMPLIANCE

None.

Schedule 3.19
INTELLECTUAL PROPERTY
See attached.

Schedule 4.4
INSURANCE
See attached.

Schedule 5.1
DEBT; CONTINGENT OBLIGATIONS

CAPITAL LEASES:

GE CapitaI Lease agreement
Lease No: 8699976-001
Start Date 3-1-12
Original Lease Amount: $550,000 w/down payment of $50,000 - Lease amount $500,000
Equipment: Mikron - GF Agiecharmillies HMS 400U LP 42,000 RPM 5 Axis Milling Machine w/options and accessories

GE Capital Lease agreement
Lease No: 8718796-001
Start Date 4-1-12
Original Lease Amount: $470,790.90 w/down payment of $9,436.06 - Lease amount $461,354.84
Equipment: North-South - Tornos Deco Sigma 20 - Screw Machine

GE Capital Lease agreement
Lease No: 8722047-001
Start Date 7-1-12
Original Lease Amount: $128,115 w/down payment of $2,564.46 - Lease amount $125,550.54
Equipment: Coordinate Measuring Machine (CMM)

Tetra Financial Lease agreement
Lease No: Master TFGIAH 071712 schedule 002
Start Date: July 1, 2014
Original Lease Amount: $759,242 w/down payment of $227,772.60 - Lease amount $531,469.40
Equipment: 2 Tsugami Swiss Milling Machines

Tetra Financial Lease agreement
Lease No: Master TFGIAH 071712 schedule 003
Start Date: January 1st, 2015
Original Lease Amount: $618,750.00 w/down payment of $185,625.00 - Lease amount $433,125.00
Equipment: 1 Inspection Cell Machine

Industrial Equipment Capital Lease agreement
Lease No: 25190284
Start Date 8-1-12
Original Lease Amount: $308,377 w/down payment of $61,675.40 - Lease amount $308,377
Equipment: Tsugami $206 Screw Machine

Industrial Equipment Capital Lease agreement
Lease No: 0624624-300
Start Date 10-29-12
Original Lease Amount: $575,537.00 w/down payment of $172,661.10- Lease amount $402,875.90 Equipment: Mikron Milling Machine

EXISTING DEBT:

MidCap Funding IV, LLC	$5,000,000 Term Loan
MidCap Funding IV, LLC	$22,500,000 Revolving Line of Credit

Schedule 5.2
LIENS

Liens securing Debt listed on Schedule 5.1.

Schedule 5.7
PERMITTED INVESTMENTS
None.

Schedule 5.8
AFFILIATE TRANSACTIONS
For the six months ended June 30, 2016, Alphatec Holdings, Inc. and Alphatec Spine, Inc. (referred to herein as the “Company”) incurred costs of $0.2 million related to reimbursement of travel and administrative expenses to HealthpointCapital, LLC.
The Company has entered into indemnification agreements with all of its directors. The indemnification agreements requires the Company to indemnify these individuals to the fullest extent permitted by Delaware law and to advance expenses incurred by them in connection with any proceeding against them with respect to which they may be entitled to indemnification by the Company.
On June 19, 2014, the Company entered into a forbearance agreement with HealthpointCapital, LLC, HealthpointCapital Partners, L.P., and HealthpointCapital Partners II, L.P. (collectively, "HealthpointCapital"), pursuant to which HealthpointCapital, on behalf of the Company, paid $1.0 million of the $1.1 million payment due and payable by the Company to Orthotec, LLC on July 1, 2016 and agreed to not exercise its ability to seek an immediate repayment of such amount. Pursuant to this agreement, the Company is required to repay this amount, without interest, to HealthpointCapital by September 30, 2016.

Schedule 5.11
BUSINESS DESCRIPTION

The design, development, manufacturing, marketing, sale and distribution of synthetic and natural treatments of disorders of the spine and back.

Schedule 7.1

CLOSING DELIVEWRABLES

1.    Duly executed original signatures to this Agreement;

2.	Duly executed original Note in favor of Lender with a face amount equal to Lender's Term Commitment under the Term Loan;

3.	Duly executed original signatures to the other Financing Documents to which any Credit Party is a party;

4.	Filed copies of UCC financing statements, collateral assignments, and termination statements, with respect to the Collateral, as Lender shall request;

5.
The Organizational Documents of each Credit Party and good standing certificates of each US Credit Party certified by the Secretary of State of the state(s) of organization of such Credit Party (as applicable) as of the date no earlier than thirty (30) days prior to the Closing Date;

6.
Certificates of foreign qualification, dated as of a date no earlier than thirty (30) days prior to the Closing Date, from each jurisdiction where any Credit Party's failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

7.	A legal opinion of counsel to each Credit Party, dated as of the Closing Date, together with the duly executed original signatures thereto;

8.
Evidence satisfactory to Lender that the insurance policies required by Section 4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Lender for the benefit of the Lender;

9.	A duly executed original Secretary's Certificate, dated as of the Closing Date, which includes copies of the completed borrowing resolutions for each Credit Party; and

10.	Timely receipt by the Lender of an executed letter of direction.

Schedule 7.4
POST CLOSING-REQUIREMENTS
Borrowers shall use commercially reasonable efforts to enter into a landlord collateral access agreement with the landlord at the corporate headquarters in Carlsbad, CA within thirty (30) days of the Closing Date.
Borrowers shall provide the Lender with an updated Schedule 3.19 to this Agreement in form and substance reasonably acceptable to the Lender, which shall also be attached to that certain Intellectual Property Security Agreement between Borrowers and Lender, within five (5) Business Days of the Closing Date.

Schedule 8.2(h)

FDA COMPLIANCE

Date	Govt. Agency	Non-Compliance	Status
05/19/2009	FDA	Form 483 Observations	Responded/Resolved
02/11/2010	FDA	Form 483 Observations	Responded/Resolved
06/25/2010	FDA	Warning Letter - 501(h)	Responded/Cleared
12/30/10	FDA	Form 483 Observations	Responded/Resolved
01/11/2011	FDA	Warning Letter - 522	Responded/Resolved
06/10/2013	FDA	No Non-Compliance	No Non-Compliance Form 482
03/15/2015	FDA	Form 483 Observations	Responded/Awaiting FDA official closure
07/16/2015	FDA	Warning Letter - 501(h)	Responded/Awaiting FDA official closure

Schedule 9.1
COLLATERAL

The Collateral consists of all of Borrowers’ assets, including without limitation, all of Borrowers’ right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a)
all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, intellectual property, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)    all of Borrowers’ books and records relating to any of the foregoing;

(c)    all of Borrowers’ Promissory Notes; and

(d)
any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Schedule 9.2
LOCATION OF COLLATERAL

Company	Mailing Address	Collateral or Books and Records	Nature of Location
Alphatec Holdings, Inc. Alphatec Spine, Inc.	5818 El Camino Real Carlsbad, CA 92008	Both	Leased Location
Alphatec Holdings, Inc. Alphatec Spine, Inc.	165 Chubb Avenue Lyndhurst, NJ 07071	Collateral	Third-party location (United Parcel Service)
Alphatec Holdings, Inc. Alphatec Spine, Inc.	205 Kelsey Lane, Suite D Tampa, FL 33619	Collateral	Third-party location (United Parcel Service)